Exhibit 99.1


               [LETTERHEAD OF THE FIRST NATIONAL BANK OF IPSWICH]


FOR IMMEDIATE RELEASE               Contact:    Joanne Lattanzi
                                                First National Bank of Ipswich
                                                (978) 356-8105

                                                Alexander Caswell
                                                Regan Communications
                                                (617) 488-2885


           The First National Bank of Ipswich To Close Three Branches

Ipswich, MA, July 19, 2005 - The First National Bank of Ipswich ("FNBI") announced today that it has decided not to exercise its early 2006 lease renewal options at its three Wal-Mart branch locations in Manchester, Newington and Salem, New Hampshire. After five years of operation, the deposit balances at these locations have not reached profitable levels.

"While this was a difficult decision, we believe it is the appropriate action as we focus on enhancing earnings. We will work diligently with the staff and customers at these locations to ensure a seamless transition. With the recent addition of Mr. Russell Cole to the management team and the opening of the new loan production office in Portsmouth, we continue to be committed to the New Hampshire market," said Donald P. Gill, President and Chief Executive Officer of FNBI.

First Ipswich Bancorp is the bank holding company of The First National Bank of Ipswich, a national banking institution established in 1892. Headquartered in Ipswich, Massachusetts, approximately 25 miles northeast of Boston, The First National Bank of Ipswich operates thirteen full-service offices in northeastern Massachusetts and southern New Hampshire. The First National Bank of Ipswich offers a wide array of personal and commercial banking products and services.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the closing of FNBI's three Wal-Mart branch locations in Manchester, Newington and Salem, New Hampshire. Words such as "goal," "intends," "believes," "expects," "may," "will," "should," "contemplates," or "anticipates" may indicate forward-looking statements. These statements are based on First Ipswich Bancorp's ("Bancorp") current plans and expectations and involve risks and uncertainties that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements. Important factors impacting such forward-looking statements include competitive conditions in FNBI's marketplace generally, the expected benefits of the branch closures may not be realized or may be realized more slowly than expected, the risk that the branch closures will be more difficult, time-consuming or costly than expected, changes in the securities or financial markets, and general national and local economic conditions. Bancorp and FNBI undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise. For further information, please refer to the reports and filings of Bancorp with the Securities and Exchange Commission.

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